Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-192338 and 333-194653 and on Form S-8 Nos. 333-186854 and 333-127179) of National Health Investors, Inc. of our report dated February 18, 2015, with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in this Annual Report on Form 10-K, as amended (Form 10-K/A).

/s/ Ernst & Young LLP
Chicago, Illinois
February 27, 2015